Exhibit 10-P-7

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March 6, 2008

Dear ______________________,

In recognition of Company, CBG, and individual performance in 2007, and in anticipation of your continued leadership and ongoing efforts in 2008, the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

The 2005 – 2007 performance period for the 2005 Performance Stock Right (PSR) grant ended on December 31, 2007.  The performance metrics for the 2005 grant were:
•	Total shareholder return relative to the S&P 500
•	Total cost performance
•	Global market share
•	High time-in-service improvement
•	Launch metrics
Based on performance against these metrics, the Compensation Committee has approved the following:

Original Grant:	[ ]
Performance-Based PSR payout:	[ ]% of the original grant
PSR Final Award:	[ ]

The 2005 – 2007 PSR final award amount and related plan and tax information are being mailed to your home from Smith/Barney the week of March 10, 2008.  The value of your final award is determined using the Fair Market Value of $[     ] of Ford Motor Company Common Stock on March 5, 2008, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of the 1998 Long-Term Incentive Plan.  Additional information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact __________ at __________.

Thank you for all your efforts and continued leadership.